THE TAIWAN FUND, INC. REVIEW
August 2009

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
In August, the Taiwan Stock Exchange Index (“TAIEX”) decreased by 3.87% in U.S. Dollar terms. Local institutions and foreign investors bought a net of NT$2.81 billion and NT$9.35 billion, respectively, while proprietary traders sold a net of NT$6.01 billion. The plastic and chemical sectors outperformed the TAIEX with an increase of 7.81% and 4.52%, respectively, month-over-month (“MoM”) in NT dollar terms. On the other hand, the tourism and construction sectors underperformed the TAIEX, with a decrease of 15.67% and 14.18%, respectively, MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) decreased 2.33% year-over-year (“YoY”) in July. The seasonally adjusted unemployment rate increased to 6.01% in July, 0.10% higher than the previous month. According to Customs’ records, Taiwan’s exports decreased by 24.4% YoY in July. Further, exports increased by 1.9% MoM to US$17.27 billion, the highest for the past 9 months. Export orders were down by 9.56% YoY in July.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 2.52% in August. An underweight position in the banking sector and overweight position in the rubber sector contributed positively to the Fund’s performance. However, an underweight position in the petrochemical sector had a negative impact on the Fund’s performance.
Investment Strategy:
In August, the TAIEX was the best performing market in Greater China. Such performance was rather impressive given Taiwan was hit by the worst flood in 50 years by Typhoon Morakot and the rapid spread of H1N1 cases. The TAIEX, if it had not been supported by solid 2Q09 earnings results, might have corrected more. Although the current rally could be aging, cross-strait politics will likely be the key theme. Further, it is believed that the direction of government policies will not be affected by the recent cabinet reshuffle. Latest data continues to point to a gradual recovery, and the next breakthrough will be the signing of MOUs to further cross strait developments. In terms of sector allocation, the Fund holds a slightly overweight position in defensive technology while it is underweight in the financial and petrochemical sectors.
Total Portfolio Sector Allocation

	% of	% of
As of 8/31/09	MV + Cash	TAIEX
Computer Service and Software	0.0	0.2
Electronic Components	0.9	4.1
Electronics Distribution	4.9	1.1
IC Design	8.6	4.9
PC & Peripherals	5.4	8.5
Optoelectronics	6.2	6.9
Other Electronics	5.4	7.0
Semiconductor Manufacturing	10.6	14.3
Telecommunications	8.1	7.9
Construction/Cement/Glass	2.1	3.5
Food	4.4	1.4
Chemicals/Biotech	0.5	1.8
Textiles/Paper	1.2	2.1
Electric Machinery/Appliances	1.1	1.3
Iron & Steel	4.4	3.4
Automobiles/Rubber	7.2	2.0
Transportation/Tourism	0.0	2.4
Wholesale & Retail	3.3	1.0
Miscellaneous (Footwear/Others)	0.0	1.8
Plastics/Petroleum Services	6.6	11.2
Financial Services	8.1	13.2

Total	89.0	100.0
Cash (% in liquid investments)	—	—
Cash (% in bank)	11.0	—
Technology	50.1	54.9
Non-Technology	30.8	13.9
Financial	8.1	13.2
Total Net Assets: US$257.06 Million
Top 10 Holdings of Total Fund Portfolio

As of 8/31/09	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	7.82

MediaTek, Inc.	5.64

Hon Hai Precision Industry Co., Ltd.	5.37

Chunghwa Telecom Co., Ltd.	3.88

Cheng Shin Rubber Industry Co., Ltd.	3.46

Synnex Technology International Corp.	3.36

China Steel Corp.	3.17

Fubon Financial Holding Co., Ltd.	2.90

Formosa Petrochemical Corp.	2.61

Au Optronics Corp.	2.55

Total	40.76
NAV: US$13.84 Price: US$12.14 Discount: 12.28%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)	MSCI Taiwan Index
One Month	-1.35%	-3.87%	-2.98%	-3.52%
Fiscal Year to Date (c)	-10.29%	-7.13%	-3.96%	-11.62%
One Year	-10.29%	-7.13%	-3.96%	-11.62%
Three Years	-1.12%	1.05%	5.02%	-2.93%
Five years	-5.76%	4.14%	8.29%	1.17%
Ten Years	-2.29%	-2.09%	N/A	-3.90%
Since Inception	8.52%	9.02%	N/A	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN

Taiwan Fund Premium/Discount
01/01/1994-08/31/2009

60%
40%
20%
0%
-20%
-40%
1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009

Taiwan Fund Premium/Discount
01/01/1993-09/30/2008

60%
40%
20%
0%
-20%
-40%
1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008

Taiwan Fund Premium/Discount
01/01/1993-08/31/2008

60%
40%
20%
0%
-20%
-40%
1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008

Market Data

	As of 07/31/09	As of 08/31/09
TAIEX	7077.71	6825.95
% change in NTD terms	10.04	-3.56
% change in USD terms	10.04	-3.87
NTD Daily avg. trading volume (In Billions)	159.65	85.89
USD Daily avg. trading volume (In Billions)	4.87	2.61
NTD Market Capitalization (In Billions)	18022.40	17464.50
USD Market Capitalization (In Billions)	549.33	530.57
FX Rate: (NT$/US$)	32.8080	32.9165

Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned. The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang